SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 11, 2003

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (770) 449-7800

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

December 11, 2003

Dear Financial Consultant:

Wells Real Estate Funds announces the conclusion of fundraising phase of the Wells Real Estate Investment Trust (Wells REIT) Inc.

The first of the Wells REIT’s four public offerings was originally declared effective by the Securities and Exchange Commission (SEC) in January 1998, and since that time, the Wells REIT has raised more than $4 billion in equity from investors and ranks as the nation’s largest non-traded, Class-A office and industrial REIT. Investors in the Wells REIT own more than 100 Class-A office and industrial properties, totaling more than 20 million square feet in 26 states, as of December 10, 2003.

For those of you who recently submitted new investments for your clients, by early next week, our Investor Services department will be able to confirm if the investment was received and processed for inclusion within the Wells REIT or, if not, that the check(s) will be returned in a timely manner.

With the closing of the new fund-raising of Wells REIT, there will be little change for current investors, as the Wells REIT will continue to manage the portfolio, and at times acquire and dispose of properties as deemed appropriate by the Board of Directors. Because the Wells REIT will no longer be accepting new investments, please discard all Wells REIT marketing materials, prospectuses, and subscription documents.

Although existing investors in the Wells REIT may continue to reinvest their dividends in shares of the Wells REIT through the Dividend Reinvestment Plan, those investors who have been using the Dividend Investment Plan of one of the Wells Public Partnerships or the Automatic Investment Plan to invest in the REIT will no longer have those two options available.

Together, we have and will continue to deliver investors with the benefits derived from the premiere Class A office and industrial portfolio in the industry, backed by quality properties leased long-term to creditworthy tenants.

We thank you for the opportunity to work with you. In the future, we intend to bring you even more products that will help you to find the right mix of investments for your clients.

Sincerely,

Richard Scott

Vice President

Investor Services & Accounting

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ Leo F. Wells, III

Leo F. Wells, III President

Date: December 11, 2003

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